UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2026

SPRINGBIG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40049	88-2789488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Ste. 340

Boca Raton, Florida, 33487

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 772-9172

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on (s which registered)
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Despite being current on all payments under its 2024 Secured Term Notes and 2024 Secured Convertible Notes (together, the “Notes”), the Notes having a maturity in January 2027, and actively working with Shalcor Management, Inc. and Lightbank II, L.P., the two principal holders of the Notes (together, the “Lead Noteholders”), on potential solutions in advance of such maturity, on April 21, 2026, SpringBig Holdings, Inc. (the “Company”) received a Notice of Default, Reservation of Rights and Notice of Termination in relation to the Notes and related documents (the “Notice”).

The Notice cites three alleged events of default. First, as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the Company notified the holders of the Notes that the Company was not in compliance with the minimum cash covenant under the applicable Notes agreements for the month of January 2026. Subsequently, the Company provided to the holders compliance certificates stating that the Company was in compliance with the minimum cash covenant under the applicable note agreements for the months of February and March 2026. Second, the Notice alleges that the Company failed to perform certain material obligations and covenants that the Company had agreed to perform. The only failure cited was an alleged failure to consult with the Lead Noteholders. However, the Company has been in frequent communication with the Lead Noteholders and disputes this claim. Third, the Notice alleges materially false and incorrect representations and warranties related to the status of certain litigation matters that the holders mentioned to the Company in a prior notice dated over one year ago, as of April 3, 2025. The Company disputes the claims made in the Notice while continuing to engage in good faith with the Lead Noteholders on an agreeable solution.

The Notice constitutes a notice of default under Section 2.1(c) of each of the Notes. The Notice advises, and the Notes provide, that upon the occurrence of an event of default, the holders of the Notes may exercise a variety of remedies afforded to them under the Notes or by applicable law or equity, including without limitation, acceleration of the due date of the unpaid principal balance of the Notes and all accrued but unpaid interest thereon. Further, according to the Notes, the holders of the Notes may, during an event of default and in accordance with applicable law, foreclose on the Company’s assets and its security interest in the Company’s property and exercise any other remedies provided therein. As of April 27, 2026, the outstanding amount of the 2024 Secured Term Notes and 2024 Secured Convertible Notes was approximately $1.6 million and $8.2 million, respectively.

At this time, the holders of the Notes have not: (i) accelerated or demanded any payment of principal; (ii) foreclosed on all or any part of any lien or security interest created by any of the Note documents; and (iii) exercised any other right or remedy that may be available to them. The Company has no assurance that the holders of the Notes will not seek to enforce their rights in the future.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGBIG HOLDINGS, INC.

April 28, 2026	By:	/s/ Jaret Christopher
		Name:	Jaret Christopher
		Title:	Chief Executive Officer

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